As filed with the Securities and Exchange Commission on
                June 4, 1996.    Registration No. 333-_____


                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM S-8
                          REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933

                        ENCORE COMPUTER CORPORATION
           (Exact name of registrant as specified in its charter)

                 Delaware                      No. 04-2789167
              (State or other                  (IRS Employer
              jurisdiction of               Identification No.)
             incorporation or
               organization)

                          6901 West Sunrise Blvd.
                       Fort Lauderdale, Florida 33313
                               (954) 587-2900
            (Address, including zip code, and telephone number,
               including area code, of registrant's principal
                             executive offices)

                    1985 Nonqualified Stock Option Plan
                      1995 Long Term Performance Plan
                           (Full title of plans)

                             KENNETH G. FISHER,
                    Chairman and Chief Executive Officer
                        Encore Computer Corporation
                          6901 West Sunrise Blvd.
                       Ft. Lauderdale, Florida 33313
                               (954) 587-2900
             (Name, address, including zip code, and telephone
          number, including area code, of agent for service)

                                  Copy to:
                             CAMERON READ, ESQ.
                             Choate, Hall & Stewart
                             Exchange Place
                             53 State Street
                             Boston, Massachusetts 02109
                             (617) 248-5000







                      CALCULATION OF REGISTRATION FEE

        Title of                       Proposed            Proposed
     securities to   Amount to be   maximum offering       aggregate             Amount of                     Amount of
     be registered   registered(1)  price per share(2)  offering price(2)    registration fee                   registration fee
     _____________  ______________  __________________  __________________   _________________

     Common Stock     12,000,000       $3.328125           $39,937,500          $13,771.56
     $0.01 par value    Shares


          (1) Plus such additional number of shares as may be required pursuant to the Plan in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Common Stock.

          (2) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457, on the basis of the average of the high and low sales prices of the Common Stock as reported on The Nasdaq Stock Market on May 29, 1996.


          EXPLANATORY STATEMENT

               This Registration Statement has been prepared in accordance with the requirements of Form S-8 and relates to shares of Common Stock, $.01 par value per share (the "Common Stock"), of Encore Computer Corporation not exceeding in the aggregate 12,000,000 shares which have been reserved for issuance upon the exercise of options or pursuant to stock awards which have been or may be granted under the Company's 1985 Nonqualified Stock Option Plan or its 1995 Long-Term Performance Plan. An aggregate of 12,000,000 shares have previously been registered for issuances upon the exercise of options granted under the Company's 1983 Incentive Stock Option Plan (all options under such plan having been either exercised or expired unexercised) or its 1985 Nonqualified Stock Option Plan pursuant to Registration Statements on Form S-8.













                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


          Item 3.   Incorporation of Documents by Reference.

               The following documents are hereby incorporated by reference in this Registration Statement:

               (a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), containing the Company's audited financial statements for the fiscal year ending December 31, 1995;

               (b) The Company's quarterly report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission under the Exchange Act;

               (c) The description of the Company's Common Stock incorporated by reference into the Company's registration statement on Form 8-A dated May 1, 1985 and filed with the Commission, including any amendment or report filed for the purpose of updating such description.

               In addition, all documents filed by the Company after the initial filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which de-registers all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

          Item 4.   Description of Securities.

               Not applicable.

          Item 5.  Interests of Named Experts and Counsel.

               The legality of the shares of common stock offered hereby has been passed upon for the Company by Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts 02109. Cameron Read, a partner of Choate, Hall & Stewart, is Assistant Secretary of the Company.

          Item 6.   Indemnification of Officers and Directors and
                    Officers.

               Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations. Article EIGHTH of the Certificate of Incorporation of the Registrant provides for indemnification to the fullest extent permitted by Section 145.

               Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to illegal dividends or stock repurchases), or (iv) for any transaction from which the director derived an improper personal benefit. Article ELEVENTH of the Registrant's Certificate of Incorporation, as amended, provides that no director of the Company shall be liable for monetary damages for any breach of fiduciary duty, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

          Item 7.   Exemption From Registration Claimed.

               Not applicable.

          Item 8.  Exhibits.

               5.1       Opinion of Choate, Hall & Stewart.

               10.1      The  Company's  1985 Nonqualified  Stock
                         Option Plan.

               10.2      The Company's 1995 Long Term Performance
                         Plan.

               23.1      Consent of Coopers & Lybrand L.L.P.

               23.2      Consent of Choate, Hall & Stewart
                         (included in Exhibit 5.1).

               25.1      Power of Attorney (part of page II-5).

          Item 9.  Undertakings.

               The Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (a)   to include any  prospectus required  by
               section 10(a)(3) of the Securities Act of 1933;

                    (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (c) to include  any material information with
               respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided,  however,  that  paragraphs  (1)(a)  and
               (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 of section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

               (4) That, insofar as provisions for indemnification of directors and officers of the Company contained in the Company's Certificate of
          Incorporation require the Company to indemnify its directors and officers against any expenses, liabilities or other matters to the fullest extent permitted under Delaware laws, and insofar as the

          Company has entered into, and may in the future enter into, indemnification agreements with its directors and officers which cover and may, in certain respects, extend the indemnification provisions contained in the Certificate of Incorporation, and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





                                 SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, Florida on May 30, 1996.

                                        ENCORE COMPUTER CORPORATION
                                        (Issuer and Employer)

                                        By: Kenneth G. Fisher
                                            Chairman and
                                            Chief Executive
                                            Officer

                             POWER OF ATTORNEY

               KNOW ALL  MEN BY THESE PRESENTS,  that each person
          whose signature appears below constitutes and appoints Kenneth G. Fisher, Kenneth S. Silverstein, and Cameron Read, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this
          Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               Name                Capacity              Date

          Kenneth G. Fisher        Chairman          May 30, 1996
                                   and Executive
                                   Officer;
                                   Director


          Rowland H. Thomas, Jr.   President         May 30, 1996
                                   and Chief
                                   Operating
                                   Officer;
                                   Director


          Kenneth S. Silverstein   Secretary         May 29,  1996
                                   and Chief
                                   Accounting
                                   Officer


          Daniel O. Anderson       Director          June 3, 1996


          C. David Ferguson        Director          May 31, 1996

                             INDEX TO EXHIBITS

          Exhibit Number                                   Page

               5.1       Opinion of Choate, Hall &
                         Stewart.

               10.1      The Company's 1985
                         Nonqualified Stock Option Plan.

               10.2      The Company's 1995 Long Term
                         Performance Plan.

               23.1      Consent of Coopers & Lybrand
                         L.L.P.

               23.2      Consent of Choate, Hall &
                         Stewart (included in
                         Exhibit 5.1).

               25.1      Power of Attorney (part of
                         page II-5).